UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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QUIXOTE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice and Agenda of the Annual Meeting of Stockholders

To be held Thursday, November 15, 2007

To the Stockholders of Quixote Corporation:

The Annual Meeting of Stockholders of Quixote Corporation (the “Company”) will be held on Thursday, November 15, 2007, at 10:00 a.m., Central Standard Time, at ABN AMRO Plaza, Conference Room 23H, 540 West Madison, Chicago, Illinois 60661 for the following purposes:

1.              To elect one (1) director to serve for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2010;

2.              To approve an amendment to the Company’s 2001 Non-Employee Directors Stock Option Plan.

3.              To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm; and

4.              To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 17, 2007 will be entitled to notice of, and to vote at, the meeting.

Your vote is very important, and we request that you vote your shares as promptly as possible. You may vote your shares in a number of ways. You may fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you have shares registered in your own name, or for most of you who hold your shares with a bank or broker, you may choose to vote your shares via the Internet or by telephone. Instructions are on the proxy card if these alternatives are available to you.

We appreciate your cooperation and we thank you.

By order of the Board of Directors,

Joan R. Riley
Secretary
Chicago, Illinois
October 3, 2007

I M P O R T A N T

A Proxy Statement and Proxy Card are submitted with this Notice. All stockholders are urged to read the Proxy Statement and to vote promptly. Stockholders are encouraged to vote their shares electronically by following the instructions on the proxy card, or by signing, dating and returning the enclosed proxy form in the envelope provided. No postage is required if mailed in the United States. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting at the principal offices of the Company, 35 East Wacker Drive, 11th Floor, Chicago, Illinois 60601.

October 3, 2007

PROXY STATEMENT

For the Annual Meeting of Stockholders

To be held Thursday, November 15, 2007

Proxy Solicitation

This Proxy Statement is furnished to stockholders of Quixote Corporation (“we”, “us” or the “Company”), on or about October 3, 2007, in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the Annual Meeting of Stockholders on Thursday, November 15, 2007, at 10:00 a.m., Central Standard Time, at ABN AMRO Plaza, Conference Room 23H, 540 West Madison, Chicago, Illinois 60661 and at any adjournment thereof. The matters expected to be acted upon at the meeting are set forth in the preceding Notice of Annual Meeting. While the Notice of Annual Meeting calls for the transaction of such other business as may properly come before the meeting, at present management has no knowledge of any matters to be presented for action by the stockholders except as already set forth.

The Notice of Annual Meeting, Proxy Statement, and form of proxy will be mailed to stockholders beginning on or about October 3, 2007. We will bear the costs of soliciting proxies. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, Proxy Card and this Proxy Statement. In addition to the use of the mails, proxies may be solicited by personal or telephone conversation, facsimile or by our directors, officers and employees, for which they will not receive any additional compensation. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held by such persons, and we will reimburse them for reasonable out-of-pocket expenses.

Voting and Revocability of Proxy

Properly executed proxies received prior to the meeting will be voted at the meeting. If a stockholder designates how the proxy is to be voted on any business to come before the meeting, the signed proxy will be voted in accordance with such designation. If you return a signed proxy card without indicating your vote on a matter submitted at the meeting,  your shares will be voted on a particular matter as follows: (1) FOR the election of the nominee named below as Director, (2) FOR the approval of an amendment to the Company’s 2001 Non-Employee Directors Stock Option Plan (the “Director Plan”), and (3) FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. A stockholder may revoke a proxy at any time before it is exercised by writing to the Secretary of the Company at its principal office, 35 East Wacker Drive, Suite 1100, Chicago, Illinois 60601, submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person, in which case any prior proxy given will be automatically revoked. Please note that if you hold your shares through a bank or broker and you want to vote in person at the meeting, you must obtain a proxy from your bank or broker authorizing you to vote those shares and you must bring this proxy to the meeting. If any other business properly comes before the meeting or any adjournment or postponement, it is the intention of the persons named in the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

Record Date and Voting Rights

Only stockholders of record owning the Company’s common stock, $.01 2/3 par value (“Common Stock”), at the close of business on September 17, 2007, will be entitled to vote at the Annual Meeting or any adjournment. On that date,  we had outstanding 9,083,657 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

Votes cast at the meeting by proxy or in person will be tabulated by an inspector of election. The inspector of election will treat shares of Common Stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes (described below) are counted as present and entitled to vote for purposes of determining a quorum.

The nominee for Director will be elected if he receives the affirmative vote of at least sixty percent of the outstanding shares of the Company’s Common Stock entitled to be cast at this meeting. The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote is necessary to approve the amendment to the Director Plan and to ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company.

Shares voted as abstentions on any matter (or a “withhold” vote as to a Director) will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. Abstentions and withheld votes have the effect of votes against a matter.

Broker Non-Votes

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a particular matter because the broker has not received voting instructions from its customer and does not have authority to vote on that matter without such instructions. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for the particular matter. With respect to the election of Directors, “broker non-votes” will have the effect of votes against those matters.

Under the rules of the New York Stock Exchange, if a broker holds shares in the name of a stockholder and delivers this Proxy Statement to the stockholder, the broker, in the absence of voting instructions from the stockholder, is entitled to vote the stockholder’s shares on Proposals 1 and 3, but not on Proposal 2.

PROPOSAL 1—ELECTION OF A DIRECTOR

Our By-Laws provide for a Board of Directors consisting of seven persons, divided into three classes. The directors of each class serve terms of three years. Due to the resignation of Mr. Joseph Giglio on August 24, 2007, we currently have a vacancy on the Board for the class of directors to be elected at this year’s Annual Meeting. Given the limited time between Mr. Giglio’s resignation and this year’s Annual Meeting, the Board was unable to complete its search for a candidate to fill the vacancy and to stand for election at this year’s Annual Meeting.  The Board expects to fill the Board vacancy within the next six months and anticipates that the new director will not only satisfy the independence requirements under the Nasdaq Marketplace Rules, but will have no material connection to our Company (that is, no material financial, personal, business or other relationship that a reasonable person could conclude could potentially influence boardroom objectivity).

In light of the foregoing, at this year’s Annual Meeting, only one Director will be elected to serve a three-year term until the Annual Meeting to be held in 2010 and until his successor is elected and qualified. The Company is soliciting proxies to vote for its nominee, Robert D. van Roijen, as a Director of the Company.

All proxies will be voted in accordance with the stated instructions. If the nominee ceases to be a candidate for election for any reason, the proxy will be voted for a substitute nominee designated by the Board. The Board of Directors currently has no reason to believe that the nominee will be either unwilling or unable to serve as a Director if elected. Proxies given by stockholders cannot be voted for more than one person.

It is the Company’s policy that all Directors and nominees should attend annual meetings, and we currently expect that all of them will attend the meeting. All of the Company’s Directors attended the 2006 Annual Meeting of Stockholders.

Information Concerning the Nominee for Director and Directors Continuing in Office.

The information appearing in this section in regard to age and principal occupation or employment has been furnished to us by the nominee for Director and by each Director continuing in office. Information relating to the beneficial ownership of the Company’s Common Stock by Directors and the nominee for Director is shown below in the section of this Proxy Statement entitled “Stock Ownership of Certain Beneficial Owners”.

NOMINEE FOR DIRECTOR FOR A THREE-YEAR TERM

EXPIRING IN 2010

Robert D. van Roijen

Mr. van Roijen, 68, has been the President of Töx Financial Company, a private investment firm, since 1988. He is also a partner of Patience Partners LLC, a fund manager, and is a director of St. Leonard’s Corporation, Security Storage Company of Washington, D.C. and Cuisine Solutions Inc. Mr. van Roijen was formerly associated with Control Laser Corporation, serving in various capacities from 1977 to 1987, including as Chairman of the Board and as President and Chief Executive Officer. Mr. van Roijen is a former director of Sonex Research, Inc., AMBAR Corp., Commonwealth Scientific and Applied Digital Technology. Mr. van Roijen has served as a Director of the Company since May 1993 and is a member of the Audit and Compensation Committees and is the Chairman of the Governance and the Nominating Committees.

Mr. van Roijen was nominated by the Nominating Committee to stand for election as a Director of the Company.

The Board of Directors recommends a vote in favor of the election of Mr. van Roijen as a Director of the Company.

DIRECTORS CONTINUING IN OFFICE

Leslie J. Jezuit

Mr. Jezuit, 61, was elected Chief Executive Officer of the Company effective October 1, 1999 and has served as President and Chief Operating Officer of the Company since January 1996. Mr. Jezuit has served as a Director of the Company since May 1997 and was elected Chairman of the Board in July, 2001. He is also Chief Executive Officer and a Director of each of the Company’s subsidiaries. Prior to joining the Company, Mr. Jezuit served from 1991 to 1995 as President and Chief Operating Officer of Robertshaw Controls Company, a division of Invensys P.L.C. (formerly Siebe P.L.C.). He also served as Vice President and General Manager of the Cutler-Hammer division of Eaton Corporation (1985-1991); in various positions at Federal Signal Corporation, including Group President and Vice President of Corporate Development (1980-1985); as Vice President of Marketing at Mead Digital Systems (1975-1980); and in various management positions at the Graphic Systems Division of Rockwell International (1968-1975). His current term as a Director expires at the Annual Meeting to be held in 2008.

Daniel P. Gorey

Mr. Gorey, 56, has been employed by the Company since 1985 and has served as a Vice President since May 1994 and as Chief Financial Officer and Treasurer since November 1996. He was elected to the Board of Directors on August 16, 2001. Mr. Gorey is also Vice President, Treasurer and a Director of each of the Company’s subsidiaries. Prior to joining the Company, Mr. Gorey was employed by Coopers & Lybrand (now known as PricewaterhouseCoopers LLP). Mr. Gorey is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (AICPA). His current term as a Director expires at the Annual Meeting to be held in 2008.

Duane M. Tyler

Mr. Tyler, 57, is a retired audit partner from McGladrey & Pullen, LLP and RSM McGladrey, Inc. where he began his 31 year career with McGladrey in 1973 as an auditor and served in various positions including Senior Vice President of Growth (2000-2003), Partner-In-Charge of the Chicago office (1988-1999), Partner-In-Charge of McGladrey International (1990-1995), and as a member of the board of directors (1994-1999), the Strategic Advisor Group (1998-1999), and the Firmwide Management Group (1998-2003). He is a member of the AICPA. In addition he is a director of Hanchett Paper Company, d/b/a Shorr Packaging Corp. and Evangelical Retirement Homes of Greater Chicago, Inc. d/b/a Friendship Village of Schaumburg where he serves as Chairman of the Audit Committee for the latter two entities. Mr. Tyler has served as a Director of the Company since August 2005. He is a member of the Compensation, Nominating and Governance Committees and is Chairman of the Audit Committee. His current term as a Director expires at the Annual Meeting to be held in 2008.

James H. DeVries

Mr. DeVries, 75, was co-founder of the Company in 1969 and since then has served as a Director. Prior to his retirement from the Company in June 1997, Mr. DeVries served as Executive Vice President, General Counsel and Secretary. His current term as a Director expires at the Annual Meeting to be held in 2009.

Lawrence C. McQuade

Mr. McQuade, 80, is Chairman of Qualitas International (since 1994). In addition, he serves as a Director of Oxford Analytica, Inc. (since 1988) and is a founding partner of River Capital

International L.L.C. Mr. McQuade served as a Director of Bunzl P.L.C. from 1991 to 2004, of Laredo National Bancshares from 2002 to 2005, and as Chairman of the Czech & Slovak American Enterprise Fund from August 1995 to March 1996. Mr. McQuade was Vice Chairman of Prudential Mutual Fund Management, Inc. from 1988 through April 1995. He was Executive Vice President and a Director of W.R. Grace & Co. from 1975 to 1987. Mr. McQuade has served as a Director of the Company since February 1992 and is a member of the Audit, Nominating and Governance Committees and is Chairman of the Compensation Committee. His current term as a Director expires at the Annual Meeting to be held in 2009.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines which are available on the Company’s website at www.quixotecorp.com by first clicking “INVESTOR INFO” and then “Corporate Guidelines”. Our Corporate Governance Guidelines are reviewed annually by the Governance Committee, and changes are recommended to our Board for approval as appropriate. The Guidelines are designed to serve as a framework of solid corporate values for principled goal setting, effective decision-making and appropriate monitoring of compliance and performance.

Non-employee directors meet at regularly scheduled executive sessions without management present. Meetings can also be scheduled at the request of any non-employee director. The non-employee directors consider such matters as they deem appropriate at such meetings.

Director Independence

Through its listing requirements for companies with securities listed on the NASDAQ Global Market, the NASDAQ Stock Market (“NASDAQ”) requires that a majority of the members of our Board be independent, as defined under NASDAQ’s rules. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.”  The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or has engaged in various types of business dealings with the Company. The subjective test states that an independent director must be a person who lacks a relationship that in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews information provided by the directors in an annual questionnaire with regard to each director’s business and personal activities as they relate to the Company. Based on this review and consistent with NASDAQ’s independence criteria, the Board has affirmatively determined that the following directors are independent:  James H. DeVries, Lawrence C. McQuade, Duane M. Tyler and Robert D. van Roijen. Leslie J. Jezuit and Daniel P. Gorey are employees of the Company and therefore are not considered independent.

Related Person Transactions

The Board has adopted a Related Person Transaction Policy (the “Policy”), which is a written policy governing the review and approval or ratification of Related Person Transactions, as defined in SEC rules.

Under the Policy, each of our directors, nominees for director and executive officers must notify the Chairman of the Audit Committee or the General Counsel in writing of any potential

Related Person Transaction involving such person or an immediate family member. The Audit Committee will review the relevant facts and circumstances and will approve or ratify the transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee may consider, among other things, the benefits to the Company; the impact on the director’s independence (if the Related Person is a director or an immediate family member); the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

There were no Related Person Transactions in fiscal year 2007.

Board Structure and Meetings

The Board and its committees meet throughout the year on a predetermined schedule, and also hold special meetings and act by written consent from time to time. All directors attended at least 75% of the total number of Board meetings and committee meetings on which they serve (during the period in which each director served).  In addition, our Corporate Governance Guidelines and NASDAQ marketplace rules contemplate that the independent members of our Board will meet during the year in separate closed meetings referred to as “executive sessions” without any employee director or executive officer present.  Executive sessions were usually held after regularly scheduled Board meetings during 2007.

The Board of Directors has established four committees—the Audit Committee, the Compensation Committee, the Nominating Committee and the Governance Committee—to carry out certain responsibilities and to assist the Board in meeting its fiduciary obligations. Each of the four Committees consists of three non-employee directors: Lawrence C. McQuade, Robert D. van Roijen and Duane M. Tyler. The Board of Directors has determined that each member of the Audit, Compensation, Nominating and Governance Committees is “independent” as defined by NASDAQ requirements. All of these committees operate under written charters that can be reviewed on the Company’s website at www.quixotecorp.com by first clicking “INVESTOR INFO” and then “Corporate Guidelines”. The following is a summary of the principal responsibilities of each committee as described in each committee’s charter and information concerning the meetings of these committees in fiscal 2007.

The responsibility of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting, auditing and financial reporting practices. The Committee’s primary responsibilities include selecting the firm to be chosen as independent auditors, overseeing and reviewing audit results, monitoring the effectiveness of internal audit functions and reviewing and recommending that the Company’s annual audited and quarterly financial statements be included in the Company’s annual and quarterly filings with the Securities and Exchange Commission. There were three scheduled meetings and four telephone conference meetings of the Audit Committee in fiscal 2007. A copy of the Audit Committee Charter, as amended, is attached to this Proxy Statement as Appendix A.

The Compensation Committee determines adjustments to salaries, bonuses and other forms of compensation (including stock option and restricted stock grants) afforded the executive officers of the Company, administers the Company’s Employee Stock Incentive Plan and performs such other duties as directed by the Board. There was one scheduled and one telephone conference meeting of the Compensation Committee in fiscal 2007.

The Nominating Committee reviews and recommends the nominees for election as directors at the annual meeting of stockholders and also recommends candidates to fill vacancies on the Board of Directors. The Nominating Committee had two meetings in fiscal 2007.

The Governance Committee reviews the corporate governance guidelines and policies adopted by the Board of Directors and recommends changes as appropriate. The Governance Committee had one meeting shortly after the close of the fiscal year.

Audit Committee Financial Expert

The Board of Directors has determined that based on their education and experience, Duane M. Tyler and Robert D. van Roijen are audit committee financial experts and are independent, both as defined by the Securities and Exchange Commission rules.

Nominating Procedures

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Committee will take into consideration the factors specified in the Company’s Corporate Governance Guidelines as well as the needs of the Board of Directors and the qualifications of the candidate.

To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•       The name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•       The name of the candidate, business and residence address, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if recommended by the Committee, nominated by the Board and elected by the stockholders.

Such recommendations and the information described above should be sent to the Secretary of the Company at 35 East Wacker Drive, Suite 1100, Chicago, Illinois 60601.

In addition to stockholder recommendations, the Nominating Committee may receive suggestions as to nominees from Directors, Company officers or other sources, which may be either solicited or unsolicited or in response to requests from the Committee for such suggestions. In addition, the Committee may engage search firms to assist it in identifying director candidates.

On an on-going basis, the Nominating Committee reviews the Board’s make-up of members in terms of experience, skills and expertise, as well as the size of the Board. When a person has been identified by the Committee as a potential candidate, the Committee makes an initial determination whether the candidate meets needs of the Board that have been identified by the Committee. If the Committee determines that additional consideration is warranted, the Committee will review such information and conduct interviews as it deems necessary in order to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Committee will consider such relevant factors as it deems appropriate, including the evaluations of other prospective nominees, and the need for any required expertise of the Board or one of its

Committees. The Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders by mail. Stockholders may contact any member or members of the Board or any committee, the nonmanagement Directors as a group or the chair of any committee. Communications should be sent to the Board or any member or members in care of the Secretary of the Company, 35 East Wacker Drive, Suite 1100, Chicago, Illinois 60601.

Each communication received by the Secretary will be promptly forwarded to the specified party following normal business procedures. The communication will not be opened but rather will be delivered unopened to the intended recipient. In the case of communications to the Board or any group or committee of Directors, the Secretary will open the communication and will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

COMPENSATION OF DIRECTORS

Only non-employee directors of the Company receive compensation for their services as directors. The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Non-employee directors are subject to a minimum stock ownership guideline (employee directors are subject to the Company’s stock ownership requirements for key employees). After one year of service, a non-employee director is expected to own 500 shares, and to acquire at least 500 shares every year thereafter until the director attains ownership of 10,000 shares.

Cash Compensation Paid to Non-Employee Board Members

Directors receive an annual fee of $20,000, paid quarterly. Directors also receive a fee of $2,000 for the first day of every meeting, $1,000 for each consecutive meeting day thereafter and $500 per day for every telephonic Board or Committee meeting, plus expenses. Members attending Board and Committee meetings held on the same day receive one daily fee. The Chairman of the Audit Committee, Mr. Tyler, receives an annual fee of $4,000 for his services and the Chairman of the Compensation Committee, Mr. McQuade, receives an annual fee of $1,500.

There were six scheduled meeting days of the Board in fiscal 2007. Except for one meeting and four telephone conference meetings of the Audit Committee and one telephone conference meeting of the Compensation Committee, all other Committee meetings were held on regularly scheduled Board meeting days so Committee members did not receive additional compensation for those meetings.

Stock Option Program

Each non-employee director is eligible to receive stock options pursuant to the Director Plan as amended and approved by the stockholders of the Company. The Director Plan provides for the grant to each non-employee director of an option to acquire 5,000 shares on the first Friday following the Company’s annual meeting of stockholders. Options are granted at 100% of fair market value on the grant date, are not exercisable for six months and must be exercised within seven years of the date on which they are granted. On November 17, 2006, the Company granted each non-employee Director an option to purchase 5,000 shares of Common Stock at an exercise price of $18.76 per share.

The Company maintains accidental death and disability insurance coverage in the amount of $500,000 on behalf of each of the non-employee Directors, payable to the designated beneficiary of each Director. The Company paid premiums of approximately $232.00 for each Director to provide such insurance in fiscal 2007.

DIRECTOR COMPENSATION

Name (a)	Fees Earned Or Paid In Cash ($)(1) (b)	Stock Awards ($) (c)	Option Awards ($)(2) (d)	Non-Stock Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James H. DeVries	37,000	—	33,355	—	—	—	70,355
Joseph M. Giglio(3)	23,000	—	33,355	—	—	—	56,355
Lawrence C. McQuade	42,000	—	33,355	—	—	—	75,355
Robert D. van Roijen	40,500	—	33,355	—	—	—	73,855
Duane M. Tyler	40,500	—	33,355	—	—	—	73,855

(1)          The amount reported in column (b) is the total of the annual retainer fee; the committee chair retainer fees, if applicable; and meeting attendance fees.  The annual retainer fee of $20,000 was paid on a pro rata basis to Mr. Giglio who was elected to the Board on November 15, 2006.  Mr. Tyler received $4,000 for his service as Chairman of the Audit Committee and Mr. McQuade received $1,500 for his service as Chairman of the Compensation Committee.  In addition, the following Directors received a retroactive adjustment of their annual retainer fees:  Mr. DeVries ($8,000), Mr. McQuade ($8,000); Mr. van Roijen ($8,000); and Mr. Tyler ($4,000).

(2)          The amount reported in column (d) is the dollar amount recognized for financial reporting purposes for the fiscal year ended June 30, 2007 in accordance with FAS 123(R).  Each director received an option award of 5,000 shares on November 17, 2006 at an exercise price of $18.76.  The grant date fair value of the option award computed in accordance with FAS 123(R) is $33,355.  As of June 30, 2007, the following non-employee Directors held an aggregate number of options outstanding as follows: Mr. DeVries (89,500); Mr. Giglio (5,000); Mr. McQuade (89,500); Mr. van Roijen (79,500); and Mr. Tyler (10,000).

(3)          Mr. Giglio resigned from the Board on August 24, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement, we refer to these individuals, who serve as our Chief Executive Officer, Chief Financial Officer and Vice President/General Counsel as the “executive officers.”

The Compensation Committee (“Committee”) establishes and oversees our compensation and employee benefits programs and approves the elements of total compensation for the executive officers. The day-to-day design and administration of our retirement and employee benefit programs available to our employees are handled by our Human Resources, Finance and Legal Department employees. The Committee is responsible for reviewing these programs with management and approving fundamental changes to them.

Overview and Objectives of our Executive Compensation Program

The compensation program for our executive officers is designed to attract, motivate, reward and retain highly qualified individuals who can contribute to the Company’s growth with the ultimate objective of improving stockholder value.   Our compensation program consists of several forms of compensation:  base salary, annual bonus, long-term incentives and limited perquisites and benefits.

Base salary and annual bonus are cash-based while long-term incentives consist of stock option awards and/or restricted stock awards. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies on the process described in this discussion and analysis in its determination of compensation levels and allocations for each executive officer.

The Committee does not utilize objective guidelines or formulae, performance targets or short-term changes in our stock price to determine the elements and levels of compensation for our executive officers. Instead, it relies upon its collective judgment as applied to the challenges confronting the Company, together with advice from independent consultants, information provided by the Company and independent agencies, and the recommendations of our Chief Executive Officer. The Committee also uses subjective information when considering the credentials, length of service, experience, consistent performance, and available competitive alternatives of our executive officers. The Committee receives and reviews a variety of information throughout the year to assist it in directing the executive compensation program.  Throughout the year, the Committee reviews financial reports comparing Company performance on a year-to-date basis versus budget and at each quarterly Board meeting, the senior operating officers of our three business segments present an operating report. The Committee also engages and receives advice and compensation data from an independent compensation consultant.

The recommendations of the Chief Executive Officer play a significant role in the compensation-setting process.  The Chief Executive Officer provides the Committee with an annual overall written assessment of the Company’s achievements and performance, his evaluation of individual performance and his recommendations for annual compensation, bonus and  long-term incentive awards. The Committee has discretion to accept, reject or modify the Chief Executive Officer’s recommendations.

The Committee meets individually with each executive officer and then determines the compensation for each of them in an executive session.

Market Competitiveness

The Committee’s target is for total cash compensation to average between the 50th and 75th percentile of published compensation data derived from two sources: (i) a peer group of companies that are competitors either in our industry, or for key talent,  or with similar financial characteristics; and (ii) published market survey data for companies within our revenue range. Given competitive recruiting pressures, the Committee retains its discretion to deviate from this target under appropriate circumstances. The Committee periodically updates the published compensation data with the assistance of an independent compensation consulting firm.

Pay for Company Performance

The Committee believes that both long and short term compensation of executive officers should correlate to the Company’s overall financial performance.  Incentive payouts will be larger with strong performance and smaller if the Company’s financial results decline. From time to time, extraordinary Board-approved initiatives in a fiscal year, such as a restructuring, acquisition, or divestiture, are considered by the Committee in its overall evaluation of the Company’s performance.

Competitive Benchmarking/Peer Group Analysis

In fiscal 2007 the Committee engaged an independent compensation consultant. The overall purpose of the engagement was to conduct a competitive market data assessment to evaluate how our executive compensation program compared to the external market.

The consultant assisted the Committee in reviewing market data from two sources. The first source of data came from published surveys by Mercer Human Resources Consulting, The Management Association of Illinois (“MAI”), Watson Wyatt Data Services and WorldatWork.  With the assistance of the compensation consultant, the Committee reviewed cash compensation data from manufacturing organizations throughout the United States with revenues in the following ranges:  $100 million to $450 million (Watson Wyatt); $100 million to $199 million (MAI); and under $500 million (Mercer). Data from WorldatWork was used to update the data, which had varying effective dates, to August 2007.

The second source of compensation data came from a peer group of thirteen public companies that we consider competitors in our market for sales, or for key talent, or with similar financial or other characteristics such as size. The companies in the peer group for 2007 were Astec Industries, Inc., Federal Signal Corporation, NAVTEQ Corporation, Brady Corporation, Florida Rock Industries, Inc., Standard Parking Corporation, Ceradyne, Inc., Gehl Company, Sterling Construction Company, Inc., Columbus McKinnon Corp., Iteris, Inc., Daktronics Inc., and Lindsay Corporation.  The Committee gave greater weight to companies generally viewed as “comparables” by the investment community such as Federal Signal Corporation and Lindsay Corporation.

Components of Executive Compensation

Base Salary

The Committee seeks to pay the executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company with multiple business segments. As noted above, the target compensation range for an executive’s total cash compensation (salary and bonus) is between the 50th and 75th percentile of the market data reviewed by the Committee.

As part of determining annual increases, the Committee also considers the Chief Executive Officer’s written recommendation regarding individual performance as well as internal equitable considerations.

In evaluating individual performance, the Committee considers initiative, leadership, tenure, experience, skill set for the particular position, knowledge of industry and business, and execution of strategy in placing the individual within the range outlined.

On August 21, 2007, the Committee approved base salary increases effective July 1, 2007 for the executive officers, ranging from 6% to 6.8%. The salary for Mr. Jezuit was increased to $510,000 from $480,000; the salary for Mr. Gorey was increased to $318,000 from $300,000; and Ms. Riley’s salary was increased to $235,000 from $220,000. After its review of all sources of market data as described above, the Committee believes that the adjusted base salaries and the bonuses described below are within its targeted range for total cash compensation.

Bonus

The Committee typically targets an annual cash bonus as a percentage of total cash compensation within the 50th to 75th percentile of market data as noted above. Recognizing that the Company’s internal budgets for its three business segments are based on pre-established financial goals, the evaluation of individual performance reflects a discretionary assessment by the Committee of each officer’s contribution during the year. The Committee may consider factors such as general economic conditions, acquisitions, divestitures, or restructuring initiatives that may not have been contemplated when the financial budgets were developed. To aid in this evaluation, the Chief Executive Officer provides, as part of his report to the Committee, a detailed analysis of the Company’s financial metrics and performance, new product introductions, strategic initiatives, and investor relations activities for the year.

On August 21, 2007, the Committee approved bonuses for the executive officers based on the recommendations of the Chief Executive Officer  and the Committee’s assessment of individual performance and contribution to the improved financial performance of the Company for fiscal 2007. Mr. Jezuit, Mr. Gorey and Ms. Riley received bonuses of $240,000, $145,000 and $80,000, respectively.

Stock Options and Restricted Stock

The Committee has a long-standing practice of providing long-term incentive compensation grants to the executive officers. The Committee believes that such grants, either in the form of stock options or restricted stock awards,  help align our executive officers’ interests with the Company’s stockholders. All stock option and restricted stock awards are granted under our stockholder-approved 2001 Employee Stock Incentive Plan (“Employee Plan”).

Traditionally, the Committee has awarded stock options rather than restricted stock to the executive officers. The Committee reviews option grant recommendations by the Chief Executive Officer for key employees, including each executive officer, but retains full discretion to accept, reject or revise each recommendation.  The Committee’s policy is to grant options on the date it approves them. The exercise price is determined in accordance with the terms of the Employee Plan and cannot be less than the Fair Market Value, as defined in the Plan, of the Company’s common stock. The Committee typically grants options once a year at its August meeting, but may grant options to newly hired executives at other times.

In making its determinations, the Committee considers the Company’s stock ownership guidelines described below, and the number of shares owned by the executive officers described at “Stock Ownership of Certain Beneficial Owners”.

In August 2006, the Committee awarded stock options to the executive officers as described in the “Grant of Plan-Based Awards” table in this Proxy Statement. Thereafter, the Committee undertook a review of our long-term incentive compensation program. Because of our Company’s small number of outstanding shares compared to many of the companies that comprise the peer group in the market compensation study, the Committee has had difficulty in achieving competitive levels in the 50th to 75th percentile for long-term incentives such as stock options. With only approximately nine million shares outstanding, the Committee recognized that it could not grant a sufficient number of stock options to meet competitive compensation levels without significant dilution to existing stockholders.

As a result of its review, in August 2007 the Committee elected to award the executive officers restricted stock instead of stock options.  This decision was made for several reasons. The Committee wished to avoid the significant dilution which would have resulted from stock option awards as noted above. The change also was made to avoid the more volatile rewards often associated with stock options and to provide an ongoing retention and performance incentive for the executive officers. The Committee believes that restricted stock awards align the interests of the executive officers with our stockholders, because the value of the awards appreciates if the trading price of our common stock appreciates. The restricted stock awards granted by the Committee were as follows:  Mr. Jezuit—7,000 shares; Mr. Gorey—6,000 shares; and Ms. Riley—5,000 shares.  In determining the stock awards, the Committee converted the proposed stock option grants into the equivalent number of restricted shares, using the Black-Scholes estimate of value and taking into account the effect of a cash tax gross-up award for each executive officer. Each stock award was then further reduced based upon the discretion of the Committee.  The restricted stock awards vest in equal installments over a three-year period beginning one year after the grant date. The shares are subject to forfeiture pro rata if the executive officer is not employed by the Company on the first, second and third anniversaries of the grant date and may not be transferred until August 31, 2010.

Stock Based Retirement Plan

The executive officers participate in a stock-based retirement plan established in the 1990’s whereby the executive officers, if they satisfy the requirements of the plan, receive annual issuances of Company stock without any action by the Committee. In 1993, after a review of competitive practices, the Committee, with the endorsement of the Board, concluded that a shortcoming of the Company’s total executive compensation program was the lack of a meaningful and competitive retirement program. Consistent with the Company’s objective of (i) increasing executive investment in Company stock, (ii) conserving cash for business purposes, and (iii) providing a retirement benefit that would be contingent upon long-term performance of the Company’s stock and enhanced shareholder value, the Committee recommended and the Board and stockholders approved, a stock based retirement plan (“Retirement Plan”) under the Company’s now-expired 1993 Long-Term Stock Ownership Plan.

Under the Retirement Plan, each executive officer received an award of restricted stock that is to be issued in annual installments until the end of the fiscal year in which each officer attains his or her 62nd birthday unless discontinued by the Company at an earlier date.  Mr. Gorey received his stock award in June 1997 and Mr. Jezuit and Ms. Riley received their stock awards in February 1998. The size of each officer’s stock award was calculated under accepted actuarial principles as the number required to provide a targeted competitive retirement benefit based upon the executive’s projected compensation and length of service at retirement. However, the targeted benefit will be achieved at retirement only if the value of the Company’s stock grows at a sustained compounded level established by the Board.  In order to receive each year’s issuance of stock on June 30, the executive officer must remain employed with us through the end of the fiscal year, unless employment is terminated by death or other involuntary termination. The executive officers are required to retain the shares awarded for as long as they are employed by the Company or until age 65.

The annual restricted stock award and ending date for each executive officer is as follows:  Mr. Jezuit: 5,762 shares through June 30, 2008; Mr. Gorey: 2,856 shares through June 30, 2014; and Ms. Riley: 2,176 shares through June 30, 2015.  On the annual issuance date, each executive also receives a cash award or tax “gross up” for the sole purpose of paying federal and state income taxes arising from the issuance and delivery of the restricted stock award. The “Summary Compensation”, “Option Exercises and Stock Vested” and “Outstanding Equity Awards at Year-End” tables in this Proxy Statement contain additional information regarding the Retirement Plan and annual restricted retirement stock issuances.

Stock Ownership Guidelines

We expect all our officers and key executives to hold a minimum number of Company shares based on their level in the organization. All key employees who report to the Chief Executive Officer are expected to own a minimum of 5,000 shares of common stock. All other key employees are expected to own 2,000 shares. Ownership levels are reviewed annually to determine compliance.

Health and Welfare Benefits

Our officers are covered under the same health and welfare plans, including our 401(k) plan, as salaried employees.  The executive officers also participate in a supplemental medical expense reimbursement plan which provides additional health benefits.

Severance and Change of Control Agreements

The Company has an employment letter agreement with Leslie J. Jezuit which provides for the payment of one year’s base salary, payable monthly, plus reasonable outplacement services, if his employment is terminated for any reason other than cause. For illustrative purposes, if Mr. Jezuit’s employment had been terminated on June 30, 2007 for any reason other than cause, the Company would pay him $480,000, over the next 12 months plus an amount for reasonable outplacement services.

The Company also has change of control agreements with each of Leslie J. Jezuit, Daniel P. Gorey and Joan R. Riley that were entered into as of December 1, 1997 (the “Change of Control Agreements”). The Board of Directors believes that Change of Control Agreements assure fair treatment of the executive officers in relation to their careers with the Company by assuring them of some financial security. The Agreements also protect the stockholders by encouraging the executive officers to continue to devote their attention to their duties without distraction in a potentially disturbing circumstance and neutralizing any bias they might have in evaluating proposals for the acquisition of the Company.

The Change of Control Agreements provide that if, within three (3) years after a change of control of the Company, the employment of the executive is terminated other than (i) by death or disability, (ii) by the Company or employing subsidiary for cause, or (iii) by the executive’s voluntary resignation not constituting a constructive termination as defined in the Agreement, the Company will pay the executive a separation payment equal to 300% of the sum of his base salary and average yearly bonus payment for the last two years. At the executive’s option, the payment may be made in a lump sum or in substantially equal semi-monthly installments for the subsequent 36 month period. In addition, the executive will be provided for the 36-month period all benefits to which he or she was entitled immediately prior to the date of the termination.

For illustrative purposes, if the Company terminated the employment  of Mr. Jezuit, Mr. Gorey, and Ms. Riley  (not for cause) on June 30, 2007 or if Mr. Jezuit, Mr. Gorey and Ms. Riley elected to terminate their employment for constructive termination as defined in the Agreements on June 30, 2007, and a change of control as defined in the Agreements had occurred subsequent to June 30, 2004,  the Company  would be obligated to pay $1,965,000,  $1,170,000 and $814,500 to Mr. Jezuit, Mr. Gorey and Ms. Riley, respectively. In addition, any non-vested rights of Mr. Jezuit, Mr. Gorey, and Ms. Riley under the 1993 Long-Term Stock Ownership Plan, and the 2001 Employee Stock Incentive Plan, would vest as of the date of employment termination. The value of the accelerated vesting of the options and retirement awards under these circumstances would be $178,013, $617,455 and $537,405 to Mr. Jezuit, Mr. Gorey and Ms. Riley, respectively.

The Agreements define a “change of control” as a change in the stock ownership of a magnitude which requires the filing of reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of the Agreements, a “change of control” is deemed to have occurred if any of the following occur:  (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; (ii) if during any period of two consecutive years, there is a change in the composition of the Board of Directors of the Company such that 50% of the non-employee Board members have not been slated by the Board for re-election; (iii) a consolidation or merger occurs and the Company is not the surviving company or the Company sells all or substantially all of its assets; or (iv) the Company is liquidated or dissolved. The term “constructive termination” is generally defined by the Agreements to mean any unfavorable change in the executive’s position, duties, compensation or benefits and “cause” is generally defined as willful conduct of an executive demonstrably injurious to the Company or employing subsidiary. The Agreements also contain provisions for the payment of legal expenses incurred by the executives as a result of any termination of employment after a change in control.

Personal Benefits

Our executives receive a limited number of personal benefits certain of which are considered taxable income to them and which are described in the footnotes to the section of this Proxy Statement entitled “Summary Compensation Table ”.

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) limits the ability of a public company to deduct compensation in excess of $1 million paid annually to each of the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company stockholders. No executive officer was affected by this limitation in fiscal 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

COMPENSATION COMMITTEE
Lawrence C. McQuade, Chairman
Duane M. Tyler
Robert D. van Roijen

Summary Compensation Table

The following table summarizes the compensation of the Company’s principal executive officer, principal financial officer and the Company’s only other executive officer for the most recently completed fiscal year ended June 30, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4)(5)(6) (i)	Total ($) (j)
Leslie J. Jezuit	2007	480,000	240,000	107,750	154,184	None	None	121,567	1,103,501
Chairman, Chief Executive Officer and President Quixote Corporation
Daniel P. Gorey	2007	300,000	145,000	53,407	125,604	None	None	86,047	710,058
Vice President, Chief Financial Officer and Treasurer
Joan R. Riley	2007	220,000	80,000	40,691	82,829	None	None	68,628	492,148
Vice President, General Counsel and Secretary

(1)             The amounts in column (d) represent the cash bonuses described under the section of this Proxy Statement entitled “Compensation Discussion and Analysis”. These annual cash bonuses were paid in fiscal year 2008 for performance in fiscal year 2007. We accrued these amounts for financial reporting purposes in fiscal year 2007.

(2)             The amounts in column (e) represent the compensation costs for financial reporting purposes in fiscal 2007 of the restricted retirement stock that was issued to the Named Executive Officers on June 30, 2007 under the 1993 Plan, as determined pursuant to FAS 123(R). The restricted retirement stock is valued at the time of issuance. These amounts do not include any reduction in value for the possibility of forfeiture. See the discussion at “Compensation Discussion and Analysis—Stock-Based Retirement Plan” in this Proxy Statement for more information.

(3)             The option awards in column (f) represent stock option grants for which the Company recorded 2007 compensation expense. Under the required FAS 123(R) methodology, the compensation expense reflected is for grants made in fiscal 2007 and grants made in prior years which continued to be expensed in fiscal 2007. The full FAS 123(R) grant date fair value of the option awards granted in fiscal 2007 is included in column (l) in the “Grants of Plan-Based Awards” table included in this Proxy Statement. The assumptions and methodology used in calculating the FAS 123(R)  compensation expense of the option awards are provided in the Company’s Form 10-K which is available at www.quixotecorp.com.  See Note 8, “Stock Options and Stock Transactions” in the Notes to the Consolidated Financial Statements in the Company’s Form 10-K. The amounts in this column represent our accounting expense for these awards and not necessarily the actual value that will be realized by the executive. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123(R) value.

(4)             The amount shown under column (i) for Mr. Jezuit includes the Company’s matching contribution under our 401(k) plan in the amount of $18,850 and a tax gross-up in the amount of $70,502 under our 1993 Plan to cover the taxes arising from the restricted retirement stock award of 5,762 shares earned by Mr. Jezuit in the fiscal year under the 1993 Plan.  The amount also includes our incremental costs for the perquisites that we provided to Mr. Jezuit during fiscal 2007, including personal use of a Company-provided car in the amount of $21,759, of which $13,877 is a tax gross-up; payment of $743 in premiums for enhanced accidental death and disability benefit, and additional health insurance protection under an executive medical reimbursement plan.

(5)             The amount shown under column (i) for Mr. Gorey includes the Company’s matching contribution under our 401(k) plan in the amount of $10,754 and a tax gross-up of $34,945 under our 1993 Plan to cover the taxes arising from the restricted retirement stock award of 2,856 shares earned by Mr. Gorey in the fiscal year under the 1993 Plan. The amount also includes our incremental costs for the perquisites that we provided to Mr. Gorey during fiscal 2007, including personal use of a Company-provided car of $20,658, of which $8,827 is a tax gross-up; payment of $743 in premiums for enhanced accidental death and disability benefits; additional health insurance protection under an executive medical reimbursement plan; health club dues and the cost of an executive physical examination.

(6)             The amount disclosed under column (i) for Ms. Riley includes the Company’s matching contribution under our 401(k) plan in the amount of $8,244 and a tax gross-up of $26,625 under our 1993 Plan to cover the taxes arising from the restricted retirement stock award of 2,176 shares earned by Ms. Riley in the fiscal year under our 1993 Plan. The amount also includes our incremental costs for the perquisites that we provided to Ms. Riley during fiscal 2007, including personal use of a Company-provided car in the amount of $9,277 of which $3,974 is a tax gross-up; $743 in premiums for enhanced accidental death and disability benefits; additional heath insurance protection under an executive medical reimbursement plan; and financial planning services.

The value of the personal use of a Company-provided car is 100% of the lease cost if any, repairs, maintenance and gasoline charges. The value attributable to personal use of a Company-provided car (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the executive’s W-2.

Grants of Plan-Based Awards Table

The following table shows the plan-based awards granted to the Named Executive Officers during fiscal 2007.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Stock or Units (#) (i)	Options (#) (j)	($/Sh) (1) (k)	Awards (2) (l)
Leslie J. Jezuit	8/17/06								35,000	20.00	151,641
Daniel P. Gorey	8/17/06								30,000	20.00	129,978
Joan R. Riley	8/17/06								20,000	20.00	86,652

(1)             Under the 2001 Employee Stock Incentive Plan, the exercise price of an option granted under the Plan cannot be less than the “fair market value” of the stock on the date of grant. “Fair Market Value” under the Plan is defined as the average of the highest reported bid and the lowest reported asked price on the day preceding the grant date and was $17.09. The closing price of the Company’s common stock on August 17, 2006, the date of grant, was $16.66. The Compensation Committee established the exercise price at $20.00 per share, a price greater than both the Fair Market Value of the stock as defined in the Plan and the closing price of the Company’s common stock on the grant date.

(2)             The amounts reported in column (l) represent the grant date fair value of the awards following the required FAS 123(R) compensation expense methodology. Grant date fair value is calculated using the Black-Scholes value on the grant date. See Note 8, “Stock Options and Stock Transactions” in the Notes to the Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended June 30, 2007 for an explanation of the methodology and assumptions used in the FAS 123(R) valuation. The Company’s Form 10-K is available at www.quixotecorp.com. With respect to the option grants, there can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123(R) value.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows information concerning outstanding equity awards as of June 30, 2007 held by the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (1) (e)	Option Expiration Date (1) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Leslie J. Jezuit	10,000 10,000 38,766 25,000 20,000 6,667 0	0 0 0 0 10,000 13,333 35,000	None	$13.32 $13.75 $16.04 $25.63 $19.40 $21.15 $20.00	08/27/2009 08/16/2010 07/23/2009 07/01/2010 08/17/2011 08/17/2010 08/17/2011	5,764	107,787	None	None
Daniel P. Gorey	19,570 18,000 16,000 5,000 0	0 0 8,000 10,000 30,000	None	$16.04 $25.63 $19.40 $21.15 $20.00	07/23/2009 07/01/2010 08/17/2011 08/17/2010 08/17/2011	19,993	373,869	None	None
Joan R. Riley	10,000 10,000 3,334 0	0 5,000 6,666 20,000	None	$25.63 $19.40 $21.15 $20.00	07/01/2010 08/17/2011 08/17/2010 08/17/2011	17,401	325,399	None	None

(1)             All options were granted under our stockholder-approved 2001 Employee Stock Incentive Plan except the option awards to Mr. Jezuit expiring on 8/27/09 and 8/16/2010 which were granted under the now-expired 1991 Director Stock Option Plan. All option grants listed in the table above become exercisable over a three-year period in approximately equal annual installments beginning one year from the date of the grant.

(2)             The stock awards in column (g) represent the unvested portion of the restricted retirement stock awards granted to Mr. Gorey on June 30, 1997 and to Mr. Jezuit and Ms. Riley on February 19, 1998 under the 1993 Plan. The closing price ($18.70) of the Company’s shares on the last trading date (June 29, 2007) of the Company’s fiscal year was used to determine the market value shown in column (h). For more information about these awards, see “Compensation Discussion and Analysis—Stock-Based Retirement Plan.”

Option Exercises and Stock Vested Table

The following table shows information concerning amounts received or realized upon the exercise of stock options and the vesting of stock or similar instruments by the Named Executive Officers during the fiscal year ended June 30, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#) (1)	Value Realized On Vesting ($) (2)
Leslie J. Jezuit	None	—	5,762	107,750
Daniel P. Gorey	None	—	2,856	53,407
Joan R. Riley	None	—	2,176	40,691

(1)       The shares shown in this column represent the number of shares that vested on June 30, 2007 from the restricted retirement stock awards granted to Mr. Gorey on June 30, 1997 and to Mr. Jezuit and Ms. Riley on February 19, 1998 under the 1993 Plan.  See the discussion at “Compensation Discussion and Analysis—Stock-Based Retirement Plan” for more information.

(2)       Based on $18.70, the closing price of the Company’s stock, on June 29, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for fiscal 2007 with management and the independent auditors. The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent public registered accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with Grant Thornton LLP that firm’s independence and whether the provision of non-audit services by the independent public registered accounting firm is compatible with maintaining independence.

Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Duane M. Tyler, Chairman
Lawrence C. McQuade
Robert D. van Roijen

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Audit, Compensation, Governance and Nominating Committees are Lawrence C. McQuade who serves as Chairman of the Compensation Committee, Duane M. Tyler, who serves as Chairman of the Audit Committee, and Robert D. van Roijen, who serves as Chairman of the Nominating and Governance Committees. There are no Committee interlocks as defined in the SEC rules.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

See the sections of this Proxy Statement entitled “Compensation Discussion and Analysis—Severance and Change of Control Agreements” and “Summary Compensation Table” for a description of certain transactions and business relationships involving management of the Company.

PROPOSAL 2
APPROVAL OF AMENDMENT TO THE 2001 NON-EMPLOYEE
DIRECTORS STOCK OPTION PLAN

The stockholders will be asked to vote on a proposal to amend the Company’s 2001 Non-Employee Directors Stock Plan (the “Director Plan”). The amendment to the Director Plan was approved by the Company’s Board of Directors on August 22, 2007, subject to the approval of the stockholders of the Company. If the stockholders approve the amendment to the Director Plan, the amendment will be effective as of the date of the stockholders’ approval.

The purpose of the Director Plan is to encourage non-employee directors to acquire a long-term proprietary interest in the growth and performance of the Company with an increased incentive to contribute to the Company’s success. In addition, the Director Plan enhances the Company’s ability to attract and retain qualified directors.

The proposed amendment to the Director Plan increases the number of shares of Common Stock reserved for the Director Plan from 135,000 shares to 235,000 shares, an increase of 100,000 shares. Currently, there are only 39,000 shares available for future grant to the Directors so that, after the grant in November 2007, there will be only 19,000 shares available, insufficient to cover the 2008 awards. No executive officer or other employee of the Company participates in the Director Plan, and each non-employee Director annually receives an option to purchase 5,000 shares of the Company’s common stock. See the section of this Proxy Statement entitled “Compensation of Directors.”

The following is a summary of the material terms and provisions of the Director Plan. This summary is qualified in its entirety by reference to the complete text of the Director Plan, which is attached to this Proxy Statement as Appendix B. Any capitalized terms that are used but not defined in this summary have the meaning assigned to them in the Director Plan.

Scope of the Director Plan

The Director Plan currently provides for an aggregate of 135,000 shares of Common Stock available and reserved for the grant of options (collectively, the “Awards”), of which 39,000 shares are available for future grants. If any Award expires or terminates without having been exercised in full by the grantee, the shares of Common Stock associated with such expired or terminated Award become available for other Awards.

Plan Administration, Amendment and Termination

The Director Plan is administered by the Board of Directors. The Board has broad discretion to amend the Director Plan except that it cannot adjust or reduce the option price of any outstanding option Award either directly or by cancellation of outstanding options and the regranting of options at a lower price. The Board may not revoke or alter unfavorably an outstanding option. The Director Plan will terminate on November 1, 2011. The four current non-employee Directors and any future non-employee directors are eligible to receive options pursuant to the Director Plan.

Awards Under the Director Plan

The Director Plan provides for the grant of a option Award to acquire 5,000 shares of Common Stock to each non-employee director on the first Friday following the Company’s annual meeting of stockholders. The Option Price cannot be less than the Fair Market Value of the Stock on the Grant Date.

Each Option is not exercisable until six months after the Grant Date and must be exercised within seven years of the date on which granted.

If a grantee ceases to be a director for a reason other than death, the grantee may exercise the options which are immediately exercisable for a three-month period or for a 24-month period following termination if the director had served as a director for a period of six or more years. If a grantee dies, all unvested options become immediately exercisable and may be exercised for a twelve-month period following the grantee’s death. In the event of a Change of Control of the Company, outstanding options will vest.

Other Terms and Conditions

Options are generally non-transferable other than by will or the laws of descent and may be exercised, during the grantee’s lifetime, only by the grantee. However, grantees may transfer options to a family member, a trust for the benefit of a family member and to certain family partnerships. Any option so transferred will be subject to the same terms and conditions of the original grant.

Unless approved by the Company’s stockholders, no adjustments or reductions of the option price of any outstanding Options shall be made either directly or by canceling outstanding Options and regranting at a lower price.

Federal Income Tax Consequences of Awards Granted Under the Director Plan

The following discussion is intended as a brief summary of the federal income tax treatment of the option Awards granted under the Director Plan under the laws and regulations in effect as of the date of this proxy statement. The summary is not intended to be exhaustive, does not constitute tax advice and does not describe state, local or foreign tax consequences.

The options awarded under the Director Plan are nonqualified options under the provisions of the Internal Revenue Code. A director will not recognize any income at the time the nonqualified option Award is granted, nor will the Company be entitled to a deduction at that time. When a nonqualified stock option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains on the date of exercise over the exercise price. The Company generally will be entitled to a tax deduction with respect to a nonqualified stock option at the same time and in the same amount as the participant recognizes income. The participant’s tax basis in any shares acquired by exercise of a nonqualified stock option will be equal to the exercise price paid plus the amount of ordinary income recognized.

Upon a sale of the share received by a participant upon the exercise of a nonqualified stock option, any gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on how long the participant held such shares prior to sale.

The Director Plan is not qualified under Section 401 of the Income Tax Code nor subject to any provisions of the Employee Retirement Income Security Act of 1974.

Voting Information for the Proposal

The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment to the Director Plan.

The Board of Directors recommends a vote FOR the amendment to the Director Plan.

PROPOSAL 3
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the 2008 fiscal year. Grant Thornton conducted the Company’s annual audit for fiscal 2007. Although the Audit Committee has sole authority to appoint auditors, it would like to know the opinion of the stockholders regarding its appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2008. For this reason, stockholders are being asked to ratify this appointment. If the stockholders do not ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2008, the Audit Committee will take that fact into consideration, but anticipates that no change of auditors would be made for fiscal 2008 because of the expense and difficulty of making any change after the beginning of the current year. However, any such vote would be considered in connection with the auditors’ appointment for 2009.

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock represented at the meeting and entitled to vote is necessary to ratify Grant Thornton as the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote FOR ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2008.

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Audit and Other Fees Paid to Grant Thornton LLP

The following table presents the aggregate fees billed for professional services rendered by Grant Thornton for the audit of the Company’s annual financial statements for the years ended June 30, 2007 and June 30, 2006, the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal years 2007 and 2006, and for fees billed for other services in those fiscal years. All such fees were approved by the Audit Committee in advance.

	Fiscal 2007	Fiscal 2006*
Audit Fees	$681,430	$851,892
Audit-related fees	$7,194	$12,340
Tax Fees	$-0-	$-0-
All Other Fees	$-0-	$-0-
Total Fees	$688,624	$864,232

*                   The change from previously reported information for fiscal 2006 reflects the addition of reimbursements for certain costs and the recharacterization of certain audit charges as audit-related charges.

Audit Fees

Audit fees are the aggregate amount of fees billed to the Company by its independent registered public accounting firm for professional services rendered for the audit of the Company’s consolidated financial statements and for reviews of the Company’s financial statements included in the Company’s reports on SEC Forms 10-Q and 10-K. Fees associated with the audit work performed on the Company’s internal controls over financial reporting also are included.

Audit-Related Fees

Audit-related fees are the aggregate amount of fees billed to the Company by its independent registered public accounting firm for assistance and services reasonably related to the performance of the audit of the Company’s consolidated financial statements. The audit-related fees for both fiscal year 2007 and 2006 primarily reflect services in connection special transactions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor.

The Audit Committee has established policies and procedures to pre-approve all audit and permissible non-audit services performed by the Company’s independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management submits a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may require engagement of the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The chart below sets forth, as of September 11, 2007 information to the best of the Company’s knowledge with respect to the persons who beneficially owned in excess of five percent of the Company’s Common Stock; the total number of shares of the Company’s Common Stock beneficially owned by each Director and Named Executive Officer; and the total number of shares of the Company’s Common Stock beneficially owned by the Directors and Executive Officers of the Company, as a group.

Name of Beneficial Owner	Amount Beneficially Owned(1)	Approximate Percentage(%) of Class(1)
FMR Corp.(2)	1,286,822	14.2
Wellington Management Company, LLP(3)	1,219,959	13.5
Security Investors LLC(4)	715,600	7.9
Royce & Associates LLC(5)	497,800	5.5
Investment Counselors of Maryland(6)	489,367	5.4
T. Rowe Price Associates, Inc.(7)	459,000	5.0
Leslie J. Jezuit(8)	264,058	2.9
James H. DeVries(9)	216,577	2.4
Daniel P. Gorey(8)	142,304	1.6
Robert D. van Roijen	134,800	1.5
Joan R. Riley(8)	112,896	1.2
Lawrence C. McQuade	110,800	1.2
Duane M. Tyler	11,000	*
Directors and Executive Officers as a group (7 persons including those individuals named above)(8)(9)	992,435	10.4

*                   Less than 1%.

(1)       The shares reported in the above table include shares of Common Stock which can be acquired within 60 days of September 11, 2007, through the exercise of options (“Option Shares”) as follows: Mr. Jezuit—138,767 shares; Mr. Gorey—81,570 shares; Ms. Riley—38,334 shares; Mr. DeVries—89,500 shares; Mr. McQuade—89,500 shares; Mr. van Roijen—79,500 shares; Mr. Tyler—10,000 shares; and Directors and Executive Officers as a group—527,171 shares. Each individual’s Option Shares are also included in the number of shares of the Company issued and outstanding for purposes of calculating the percentage ownership of each individual in accordance with the rules and regulations of the Exchange Act. Certain of these persons also have options not exercisable within 60 days of September 11, 2007, by which they can acquire the following additional shares of Common Stock: Mr. Jezuit—29,999 shares; Mr. Gorey—25,000 shares; Ms. Riley—16,666 shares; and Directors and Executive Officers as a group—71,665 shares. These shares are not included in the above table or in the percentage ownership calculations.

(2)       Based upon information set forth in a Schedule 13F for the period ending June 30, 2007. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of the listed shares as a result of acting as investment adviser to various investment companies. The listed shares are owned primarily by one investment company, Fidelity Small Stock Fund (the “Fund”). The address for FMR Corp. and the Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)       Based upon information set forth in a Schedule 13F for the period ending June 30, 2007. The address for Wellington Management Company, LLP is 75 State Street, 19th   Floor, Boston, Massachusetts 02109-1809.

(4)       Based upon information set forth in a Schedule 13F filing for the period ending June 30, 2007. The address for Security Investors LLC is 1 Security Benefit Place, Topeka, Kansas 66636-001.

(5)       Based upon information set forth in a Schedule 13F filing for the period ending June 30, 2007. The address for Royce & Associates LLC is 1414 Avenue of the Americas, 9 th  Floor, New York, New York 10019-2578.

(6)       Based upon information set forth in a Schedule 13F filing for the period ending June 30, 2007. The address for Investment Counselors of Maryland is 803 Cathedral Street, Baltimore, Maryland 21201.

(7)       Based upon information set forth in a Schedule 13F for the period ending June 30, 2007. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202-1008.

(8)       Includes shares held under the Quixote Corporation Incentive Savings Plan as of September 1, 2007.

(9)       Mr. DeVries may be deemed to be the beneficial owner of 5,492 owned by a family member. These shares are not included in the above table and Mr. DeVries disclaims beneficial ownership of these shares.

MISCELLANEOUS

Stockholder Proposals for the Annual Meeting to be held in 2008

Under the rules and regulations of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the Annual Meeting to be held in 2008 must be received by the Company on or before June 1, 2008 to be considered for inclusion in the Company’s proxy statement relative to that meeting. The persons named in the Board’s proxy for the 2008 Annual Meeting will be entitled to exercise the discretionary voting authority conferred by such proxy on any stockholder proposal which is not included in the Company’s Proxy Statement if the stockholder making such proposal does not give the Company notice before August 10, 2008. Such proposals should be in writing and sent to Ms. Joan R. Riley, Secretary—Quixote Corporation, 35 East Wacker Drive, Suite 1100, Chicago, IL 60601.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive Officers, Directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 2007, the Company believes each of its Executive Officers and Directors and ten percent stockholders complied with all applicable filing requirements in that year.

Availability of Annual Report on Form 10-K

The Company will be pleased to make its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, available without charge to interested parties. Written requests for the report should be directed to Ms. Joan R. Riley, Secretary—Quixote Corporation, 35 East Wacker Drive, Suite 1100, Chicago, IL 60601.

Appendix A
QUIXOTE CORPORATION
AUDIT COMMITTEE CHARTER

AS AMENDED
MAY 17, 2006

Mission Statement

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Quixote Corporation (the “Company”) shall assist the Board in fulfilling its responsibility for objective oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company and such other duties as directed by the Board. The Committee will also review the Company’s financial reporting process and system of internal controls.

Organization

•       Members shall be eligible under the requirements of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market, Inc. (“Nasdaq”).

•       The Committee shall consist of a minimum of three independent members of the Board.

•        The Committee members shall not accept any consulting, advisory or compensatory fee from the Company or any subsidiary other than in the member’s capacity as a member of the Board or of any Board committee.

•        The Committee members shall not be affiliated persons of either the Company or any subsidiary, apart from their capacity as members of the Board or any Board committee.

•       Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his individual exercise of independent judgment.

•       At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication.

•       Each Committee member shall be financially literate, and the Board shall determine, in its business judgment, whether a member is financially literate.

•       One member of the Committee shall be elected Chairman by majority vote of the Committee.

•       The Committee shall meet at the Committee’s discretion although no less frequently than four times per year. The Committee shall also meet at the request of the Board, senior management or the independent accountant that audits the Company’s financial statements (the “Auditors”).

Duties and Responsibilities

The Committee’s primary responsibilities shall include:

•       Select and retain the Auditors. The Committee has sole authority to appoint, evaluate, compensate, retain and oversee the Auditors. The Auditors shall report to the Committee. The Committee shall have ultimate authority to approve all audit fees and terms of engagement. The Committee will provide the Auditors full access to the Committee (and the Board, as necessary) to report on any and all required and appropriate matters.

•       Receive from the Auditors a formal written statement delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard 1. The Committee shall engage actively in a dialogue with the Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditors and shall take appropriate action to oversee the independence of the Auditors. In connection with the Committee’s evaluation of the Auditors’ independence, the Committee shall also review and evaluate the lead partner of the Auditors and take such steps as may be required by law with respect to the regular rotation of the lead audit partner and the reviewing audit partner of the Auditors.

•       Ensure the Company is in compliance with applicable legislation and regulations relating to hiring of employees or former employees of the Auditors.

•       At least annually, review Auditors’ quality control procedures as required by applicable legislation and regulations.

•       Annually review with the Auditors its plans for, and the scope of, its annual audit and other examinations which shall include coordination of the audit with the Manager of Internal Audit (“Internal Auditor”), and approve in advance all audit services provided by the Auditors.

•       Discuss with the Auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including (a) any restriction on audit scope or on access to requested information, (b) any disagreements with management and (c) significant issues discussed with the  Auditors’ national office. Unresolved disagreements between management and the Auditors regarding financial reporting shall be decided by the Committee.

•       Review with appropriate officers of the Company and the Auditors the annual  and quarterly financial statements of the Company included in reports to be filed with the SEC, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) the disclosures regarding internal controls, certifications and other matters required to be reported to the Committee by the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder.

•       Review with the Auditors (a) the report of their annual audit, or proposed report of their annual audit, (b) the accompanying management letter, if any, (c) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, and (d) the reports of the results of such other examinations outside of the course of the Auditors’ normal audit procedures that the Auditors may from time to time undertake. The foregoing shall include:

•        A review of the reports required by the Sarbanes-Oxley Act of 2002.

•        A review of major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•        A review of analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•        A review of the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•       Recommend to the Board that the Company’s annual audited financial statements be included in Company’s annual filing with the SEC.

•       Review with the senior and accounting officers any recommendations made by the Auditors, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.

•       Review with the Auditors, the Internal Auditor, the senior and accounting officers, the General Counsel and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs, the adequacy and effectiveness of the Company’s internal accounting controls, including information technology security and control,  the Company’s financial, auditing and accounting organizations and personnel, the disclosure controls committee and its procedures and the Company’s policies and compliance procedures with respect to business practices. The foregoing shall include a review of the scope of the Auditors’ and the Internal Auditor’s review of internal controls over financial reporting and, as appropriate, obtaining reports on significant findings and recommendations, together with management’s responses.

•       Review with management and the Internal Auditor the plans, activities, staffing and organizational structure of the internal audit function; ensure there are no unjustified restrictions or limitations; and review and concur in the appointment, replacement or dismissal of the Internal Auditor; and review the effectiveness of the internal audit function.

•       Meet with the Auditors, the Internal Auditor and senior management separately to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

•       Periodically obtain reports from senior management, the General Counsel, the Internal Auditor and the Auditors regarding legal, tax and regulatory compliance matters with particular focus toward matters that could have a significant impact on the Company’s financial statements.

•       Discuss policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

•       Review and approve actual or perceived conflicts of interest resulting from related party transactions .

•       Submit the Committee’s report that addresses the appropriate SEC and Nasdaq requirements, which is suitable for inclusion in the Company’s annual proxy statement.

•       Establish procedures for:  (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential anonymous submission by employees of the Company or subsidiaries of concerns regarding questionable accounting or auditing  matters as required by Section 301 of the Sarbanes-Oxley Act of 2002.

•       Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any complaints or concerns regarding the Company’s financial statements or accounting policies.

•       Approve, in advance, the provision by the Auditor of all services that are not related to the audit.

•       Report on the Committee’s activities to the Board.

•       Retain independent outside counsel, accountants or other experts as the Committee deems necessary.

Resources and Authority

The Committee shall have appropriate resources and authority to discharge its responsibilities, including, without limitation, appropriate funding, in such amounts as the Committee deems necessary, to compensate the Auditors, and any independent advisors retained by the Committee. The Committee will have the sole authority to retain and terminate such advisors. The Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities and may seek any information it requires from employees—all of whom shall be directed to cooperate with the Committee’s requests. The Committee shall have the authority to institute and oversee special investigations.

Annual Review

At least annually, the Committee will (a) review this Charter with the Board and recommend any changes to the Board and (b) evaluate its own performance against the requirements of this Charter and report the results of this evaluation to the Board. The evaluation will include establishment of the goals and objectives of the Committee for the upcoming year. The Committee will conduct its review and evaluation in such manner as it deems appropriate.

Appendix B
QUIXOTE CORPORATION
2001 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
As Amended August 22, 2007

1.   PURPOSE.   The purposes of this plan (the “Plan”) are to encourage non-employee Directors of Quixote Corporation, a Delaware corporation (the “Company”), to acquire a long term proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity (thus enhancing the value of the Company for the benefit of its stockholders), and to enhance the ability of the Company to attract and retain qualified Directors upon whom the sustained progress, growth, and profitability of the Company depend.

2.   DEFINITIONS.   As used in this Plan, terms defined immediately after their use shall have the respective meanings provided by such definitions and the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a)  “Award” means options granted under the Plan.

(b)  “Board” means the Board of Directors of the Company.

(c)  “Effective Date” means the date upon which this Plan is approved by the stockholders of the Company.

(d)  “Director” means an individual who is a member of the Board and who is not an employee of the Company or any of its subsidiaries.

(e)  “Fair Market Value” of the Stock of the Company means, as of any applicable date, (i) if the Stock is listed on The New York Stock Exchange, the closing sale price of the Stock on the immediately preceding date as reported on The New York Stock Exchange Composite Tape, or if no such reported sale of the Stock shall have occurred on such date, on the next preceding date on which there was such a reported sale, or (ii) if the Stock is traded on the Nasdaq National Market, the average of the highest reported bid and the lowest reported asked price per share of the Stock on the immediately preceding date on the Nasdaq National Market. If the Stock ceases to be listed on The New York Stock Exchange or traded on the Nasdaq National Market, the Board shall designate an alternative method of determining the Fair Market Value of the Stock.

(f)   “Grant Date” means the date on which an Award shall be duly granted.

(g)  “Grantee” means an individual who has been granted an Award.

(h)  “Immediate Family” has the meaning specified in Section 8.

(i)   “Including” or “includes” means “including, without limitation,” or “includes, without limitation.”

(j)   “Option Price” means the per share purchase price of Stock subject to an option.

(k)  “Permissible Transferee” has the meaning specified in Section 8.

(l)   “Plan” has the meaning specified in the introductory paragraph.

(m) “SEC” means the Securities and Exchange Commission.

(n)  “Stock” means the Company’s common stock, authorized by the Company’s Certificate of Incorporation.

3.   SCOPE OF THE PLAN.

(a)  Subject to the provisions of Section 11, from and after the Effective Date, two hundred and thirty-five thousand (235,000) shares of Stock, shall remain available and reserved for delivery on account of the exercise of Awards. Such shares may be treasury shares, newly issued shares, or shares purchased on the open market (including private purchases) in accordance with applicable securities laws, or any combination of the foregoing, as may be determined from time to time by the Board.

(b)  To the extent an Award shall expire or terminate for any reason without having been exercised in whole by the Grantee, the shares of Stock associated with such Award shall become available for other Awards.

4.   PARTICIPATION IN THE PLAN.   On the first Friday after the Effective Date and on the first Friday following the Company’s annual meeting of stockholders each year thereafter, each Director elected, re-elected or continuing as a Director shall automatically receive an Award of an option to acquire five thousand (5,000) shares of Stock.

5.   OPTION TERMS.

(a)  Option Price.   The Option Price per share of Stock for each option granted under this Plan shall be equal to the Fair Market Value of the Stock on its Grant Date.

(b)  Time for Exercising Options.   The options shall not become exercisable until six (6) months after the Grant Date. Unless terminated earlier as set forth in Section 6, any option granted must be exercised within not more than seven (7) years from the date on which granted (“Option Period”).

(c)  Exercise of Options.   Each option shall be exercised by delivery to the Company of written notice of intent to purchase a specific number of shares of Stock subject to the option. The Option Price of any shares of Stock as to which an option shall be exercised shall be paid in full at the time of the exercise. Payment may, at the election of the Grantee, be made in any one or any combination of the following:

(i)   cash; or

(ii)  Stock held by the Grantee for at least 6 months prior to exercise of the option, valued at its Fair Market Value on the date of exercise; or

(iii) by delivery of a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker or lending institution, accepted in writing, authorizing them to sell the Stock (or a sufficient portion thereof) acquired upon exercise of an option, and assigning the delivery to the Company of an amount of the sale proceeds to pay for all the Stock acquired through such exercise and the minimum statutory tax withholding obligations resulting from such exercise, all in such form and with such security as the Company may require.

In the event the Grantee elects to make payments as provided in (ii) above, delivery may be accomplished by means of an attestation by the Grantee, at the time of exercise, as to the Grantee’s ownership of the number of shares of stock required to cover the total required-option-price of the option being exercised and the Company may deliver the net amount of shares covered by the option exercise after deducting the number of shares required to cover the total option price.

6.   TERMINATION OF DIRECTORSHIP.

(a)  Cessation of Service.   Upon the cessation of the Grantee’s service as a Director for a reason other than death, the options immediately exercisable at the date of cessation of service shall be exercisable by the Grantee until the close of business on the day before the same day of the third month after the Grantee’s cessation of service; provided that if the Grantee shall have served as a Director for a period of six (6) years or longer, his/her outstanding options shall continue to be exercisable until the close of business on the last business day of the 24th month following the such cessation of service. If the Grantee dies within such 24-month period, then the Grantee’s options may be exercised within the 12 month period after his or her death by the person specified in Section 6(b), below. Notwithstanding the foregoing, however, in no event may an option be exercised after the expiration of the Option Period. All options not exercisable at the date of cessation of service shall expire on that date.

(b)  Death.   Upon the cessation of the Grantee’s service as a Director by reason of death, all unvested options shall become exercisable immediately and may be exercised, together with those options which were exercisable on the date of death, not later than the close of business on the last business day of the 12th month following the date of the Grantee’s death, but in no event after the expiration of the Option Period, by (i) his/her personal representative, executor, administrator, or by the person to whom the option is transferred by will or the applicable laws of descent and distribution, (ii) the Grantee’s beneficiary designated in accordance with Section 8 of the Plan, or (iii) the then-acting trustee of a trust described in Section 8 of the Plan to which the option has been transferred in accordance with that section.

7.   CHANGE IN CONTROL.

(a)  Notwithstanding any other provision of this Plan to the contrary, if, while any Awards remain outstanding under this Plan, a “Change in Control” (as defined below) should occur, then all options that are outstanding at the time of such Change in Control shall become immediately vested and exercisable in full.

(b)  A Change in Control means a change in control of the Company of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation14A promulgated under the 1934 Act; provided that, without limitation, such change in control shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)   any person (as defined in Section 3(a)(9) of the 1934 Act, as such term is modified in Sections 13(d) and 14(d) of the 1934 Act), other than (1) any employee plan established by the Company or any Subsidiary, (2) the Company or Subsidiary, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), alone or with its Affiliates, is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of Stock of the Company representing 15% or more of either the then outstanding shares of Stock or the combined voting power of the Company’s then outstanding voting securities;

(ii)  a majority of the members of the Board shall cease to be Continuing Members. For this purpose, “Continuing Member” means a member of the Board who either (i) was a member of the Board on the Effective Date hereof and has been such continuously thereafter or (ii) became a member of such Board after the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Continuing Members then members of the Company’s Board (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of the Board, as such terms are used in Rule 14a-11 of Regulation 14A under the 1934 Act);

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate or Subsidiary, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (determined pursuant to clause (i) above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company, its Subsidiaries or its Affiliates) representing 15% or more of either the then outstanding shares of Stock or the combined voting power of the Company’s then outstanding voting securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or of the Company’s assets or earning power aggregating more than 50% of the assets or the earning power of the Company and its Subsidiaries, taken as a whole.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

8.   TRANSFERABILITY RESTRICTIONS.   Each Award granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution; provided, however, that a Grantee may (a) designate in writing a beneficiary to exercise his/her Award after the Grantee’s death, (b) transfer an Award to a revocable, inter vivos trust as to which the Grantee is both the settlor and trustee and (c) transfer an Award for no consideration to any of the following permissible transferees (each a “Permissible Transferee”): (w) any member of the Immediate Family of the Grantee to whom such Award was granted, (x) any trust solely for the benefit of the Grantee and members of the Grantee’s Immediate Family, (y) any partnership or limited liability company whose only partners or members are the Grantee and members of the Grantee’s Immediate Family, or (z) any other transferee approved by the Board in advance of the transfer; and further provided that: (i) the transfer of any Award shall not be effective on a date earlier than the date on which the Award is first exercisable as set forth in this Plan; (ii) any Permitted Transferee to whom an Award is transferred by a Grantee shall not be entitled to transfer the Award, other than to the Grantee or by will or the laws of descent and distribution; and (iii) the Permitted Transferee shall remain subject to all of the terms and conditions applicable to such Award prior to such transfer. For purposes of this Section 8, “Immediate Family” means, with respect to a particular Grantee, such Grantee’s spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, mother-in-law, father-

in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include relationships arising from legal adoption.

9.   SECURITIES LAW MATTERS.   Each Director electing to purchase shares pursuant to an option shall be required, as a condition to such purchase, to represent to the Company that the Director has access by reason of such Director’s service with the Company to sufficient information concerning the Company to enable the Director to evaluate the merits and risks of the prospective investment and has such knowledge and experience in financial and business matters so that the Director is capable of evaluating such investment, and that the Director is acquiring the shares solely for such Director’s account and will not sell the securities without registration under the Securities Act of 1933 (which the Company is under no obligation to provide) or exemption therefrom. Share certificates shall bear such legend as the Company may deem necessary.

10.   RIGHTS AS A STOCKHOLDER.   A Grantee shall not, by reason of any Award, have any right as a stockholder of the Company with respect to the shares of Stock which may be issuable upon exercise until such shares have been issued to him or her.

11.   ADJUSTMENTS FOR CHANGES IN CAPITALIZATION.   If prior to actual delivery of certificates for the present Stock of the Company pursuant to any option outstanding hereunder, the said Stock shall be increased through stock dividends or stock splits, or decreased by reverse stock splits or otherwise reclassified, or the Company shall be reorganized, consolidated or merged with one or more corporations, or if all or substantially all of the assets of the Company shall be sold or exchanged, the Director, at the time he or she shall be entitled to the delivery of a certificate pursuant to such option, shall receive in place of the certificate or certificates for the present Stock of the Company the same number and kind of shares or the same amount of other property, cash or securities as the Director would have been entitled to receive upon such increase, decrease, reclassification, reorganization, consolidation, merger, sale or exchange, if the Director had been immediately prior to such event the holder of the number of shares of the present Stock of the Company (not previously delivered to the Director hereunder) which such Director would otherwise have been entitled to receive pursuant hereto but for such increase, decrease, reclassification, reorganization, consolidation, merger, sale or exchange.

12.   EFFECTIVE DATE, TERMINATION AND AMENDMENT; ADMINISTRATION.

(a)  This Plan shall became effective on the Effective Date. This Plan shall terminate on, and no grants of options shall be made after, the close of business (5 P.M. Chicago, Illinois) on November 1, 2011, unless terminated at an earlier date by action of the Board, except that any options then outstanding shall remain in effect until they have been exercised, forfeited or expired.

(b)  The Board may amend, suspend, or terminate the Plan.

(c)  This Plan shall be administered by the Board. The Board may delegate to any person or group of persons who may further so delegate the Board’s powers and obligations hereunder as they relate to day-to-day administration of the exercise process. This Plan may be terminated or amended by the Board of Directors as it deems advisable, provided however, unless approved by the Company’s stockholders, no adjustments or reduction of the Option Price of any outstanding options shall be made directly or by cancellation of outstanding options and a subsequent re-granting of options at a lower price to the same individual. No amendment may revoke or alter in any manner unfavorable to the Grantees any options then outstanding. Nor may the Board amend this Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16(b)(3) under the Securities Exchange Act of 1934 or any other requirement of applicable law or regulation.

13.   NO TRUST OR FUND CREATED.   Neither this Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Grantee or any other person.

14.   CONTROLLING LAW.   The law of the State of Illinois, except its law with respect to choice of law and except as to matters relating to corporate law (in which case the corporate law of the State of Delaware shall control), shall be controlling in all matters relating to this Plan.

15.   SEVERABILITY.   If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner in which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

16.   TITLES AND HEADINGS.   The titles and headings of the Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Approved by the Stockholders of Quixote Corporation as of November 14, 2001

Approved by the Board of Directors of Quixote Corporation as of August 17, 2004

Approved by the Stockholders of Quixote Corporation as of November 18, 2004

Approved by the Board of Directors of Quixote Corporation as of August 22, 2007

Approved by the Stockholders of Quixote Corporation as of

SKU# 002CS-60388

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on November 15, 2007.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A   Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2 and 3.

1.	Election of Directors:
		For	Withhold
01 - Robert D. van Roijen		☐	☐

				For	Against	Abstain
2.	Approving an amendment to the Company’s 2001 Non-Employee Directors Stock Option Plan.			☐	☐	☐

				For	Against	Abstain
3.	Ratifying the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.			☐	☐	☐

4.	Transaction of such other business as may properly come before the meeting and any adjournments thereof.

B Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance
Mark the box to the right ☐
if you plan to attend the
Annual Meeting.

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the president or other authorized officers. All co-owners must sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Quixote Corporation

ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Leslie J. Jezuit and Joan R. Riley as proxies with full power of substitution and hereby directs them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Quixote Corporation to be held at ABN AMRO Plaza, Conference Room 23H, 540 West Madison, Chicago, Illinois, Thursday, November 15, 2007, at 10:00 a.m. Central Standard Time, and at any adjournments thereof, as indicated on the proposals set forth on the reverse side of this Proxy.

This proxy card also constitutes voting instructions to the trustee of the Quixote Corporation (“Sponsor”) Incentive Savings Plan (“Plan”) to vote the shares of Common Stock of Quixote Corporation, if any, allocated to the undersigned’s Plan account pursuant to the instructions on the reverse side. Any allocated shares for which no instructions are timely received by the close of business on November 12, 2007 will be voted by the trustee as directed by the Plan Sponsor.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTOR AND “FOR” PROPOSALS 2 and 3. Discretionary authority is conferred by the Proxy to vote on all matters, other than those specified on the reverse side, which may properly come before the meeting or any adjournment thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE